Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-179778 of BofI Holding, Inc. on Form S-3 and Registration Statement No. 333-124702 of BofI Holding, Inc. on Form S-8, of our report dated September 11, 2012 on the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of BofI Holding, Inc. for the year ended June 30, 2012, which report is included in BofI Holding Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

/s/ Crowe Horwath LLP

Costa Mesa, California
August 28, 2014